                                                                   EXHIBIT 10(a)

                                                                    CONFIDENTIAL



                               ZAPATA CORPORATION

                                      AND

                _______________________________________________

                              ZP ACQUISITION CORP.

                _______________________________________________

                            STOCK PURCHASE AGREEMENT
                _______________________________________________

                                FOR THE SALE OF

                              ZAPATA PROTEIN, INC.

                         DATED AS OF FEBRUARY 14, 1995
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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") dated as of February 14, 1995, by and between ZP Acquisition Corp., a corporation formed under the laws of the State of Texas ("Buyer"), and Zapata Corporation, a corporation formed under the laws of the State of Delaware ("Zapata").

                                    RECITALS

     On the basis of the representations, warranties, covenants and agreements and subject to the terms and conditions contained herein, Zapata wishes to sell to Buyer, and Buyer wishes to purchase from Zapata, all of the issued and outstanding shares of the common stock, one dollar ($1.00) par value (the "Shares"), of its wholly owned subsidiary Zapata Protein, Inc., a corporation formed under the laws of the State of Delaware ("Protein");

     NOW, THEREFORE, the parties hereto hereby agree as follows:

                              1. PURCHASE AND SALE

1.1    THE TRANSACTION

       Subject to the terms and conditions of this Agreement, at the Closing (as defined herein) Zapata shall sell, assign and transfer to Buyer and Buyer shall purchase from Zapata all the Shares.

1.2    PAYMENT OF PURCHASE PRICE

       Subject to the adjustments set forth in Section 1.3 below, the total purchase price for the Shares to be paid by Buyer at Closing shall be Fifty Six Million Dollars ($56,000,000.00) ("Purchase Price"), which shall be wire-transferred to Zapata's bank account on or before the date of the Closing ("Closing Date"), in accordance with instructions to be given by Zapata to Buyer at least one business day prior to the Closing Date. At the Closing, Zapata shall deliver to Buyer the Protein stock certificates evidencing the Shares, such certificates to be duly endorsed or accompanied by appropriate stock transfer powers duly executed to Buyer.

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1.3    TREATMENT OF INTERCOMPANY ACCOUNTS; ADJUSTMENT TO PURCHASE PRICE

       Zapata will cause all intercompany indebtedness owed by Protein or any of its subsidiaries to Zapata or any of its subsidiaries (other than Protein or any of its subsidiaries), net of any amounts owed by Zapata or any of its subsidiaries, to Protein or any of Protein's subsidiaries, as reflected on the audited consolidated balance sheet of Protein as of September 30, 1994 referred to in Section 2.1(f), to be contributed to the capital of Protein.

       The Purchase Price set forth in Section 1.2 above shall be adjusted for changes in intercompany accounts after September 30, 1994, as follows:

       1.3(a) Prior to February 16, 1995, Zapata shall deliver to Buyer the General Ledger run of its intercompany balances with Protein for the period ending January 31, 1995, accompanied by a certificate signed by a Vice President of Zapata to the effect that the General Ledger run is true and correct and has to his knowledge been prepared on a basis consistent with accounting principles used in the preparation of the audited balance sheet of Protein as of September 30, 1994. Within ten (10) days of receiving the General Ledger run, Buyer shall notify Zapata of any disagreement Buyer may have with the amount of the balance of the intercompany balance shown on the General Ledger run.

       1.3(b) Within thirty (30) days following the Closing Date, Zapata shall deliver to Buyer the General Ledger run of its intercompany balances with Protein for the period February 1, 1995, through the Closing Date accompanied by a certificate signed by a Vice President of Zapata to the effect that the General Ledger run is true and correct and has to his knowledge been prepared on a basis consistent with the accounting principles used in the preparation of the audited balance sheet of Protein as of September 30, 1994. Within ten (10) days of receiving the General Ledger run, Buyer shall notify Zapata of any disagreement Buyer may have with the amount of the balance of the intercompany balance shown on the General Ledger run.

       1.3(c) In the event Buyer disagrees with the adjustment to the Purchase Price determined pursuant to either Section 1.3(a) or (b), Zapata and Buyer shall confer and, in good faith, seek to reconcile the adjustment to the Purchase Price. If, after the parties confer, Buyer and Zapata reconcile the adjustment to Purchase Price, then within three (3) business days, as the case may be, either Buyer will pay to Zapata any increase to the Purchase Price or Zapata will pay to Buyer any decrease to the Purchase Price.

       1.3(d) If Buyer and Zapata are unable to reconcile the adjustment to the Purchase Price, as soon as practical, and in any event within thirty (30) days, Buyer and Zapata shall select a nationally recognized accounting firm which shall determine the balance owing to Buyer or Zapata hereunder, as the case may be, and the determination of such accounting firm shall be final and binding on the parties hereto. The fees and

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expenses of such accounting firm shall be borne equally by Zapata and Buyer.
The parties hereto agree to cooperate fully with such accounting firm and furnish such firm with such information as it may require to make such determination.

       1.3(e) After the determination of the balance owing to Buyer or Zapata hereunder, as the case may be, by the accounting firm provided for in Section 1.3(d), within three (3) days after such determination, either Buyer will pay to Zapata any increase to the Purchase Price or Zapata will pay to Buyer any decrease to the Purchase Price.

                       2. REPRESENTATIONS AND WARRANTIES

2.1    REPRESENTATIONS AND WARRANTIES OF ZAPATA

       Zapata represents and warrants to and agrees with Buyer as follows:

       2.1(a) Organization. Protein is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Protein has all requisite corporate power and authority needed to carry on its business as now conducted and is qualified to do business in every jurisdiction in which the character and location of assets owned by it, or the nature of the business transacted by it, or both, require qualification, except where the failure to be so qualified does not and will not have a material adverse effect on the business, properties, financial condition or results of operations of Protein and its subsidiaries, taken as a whole ("Material Adverse Effect").

       2.1(b) Corporate Status. The authorized capital stock of Protein consists of one thousand (1,000) shares of common stock of which one thousand (1,000) shares are validly issued and outstanding, fully paid and nonassessable and are owned beneficially and of record by Zapata, free and clear of any claim, lien or encumbrance.

       2.1(c) Outstanding Options and Warrants. There are no outstanding options, warrants, subscriptions, calls, unsatisfied preemptive rights, voting agreements or other right for the purchase of, and no securities convertible into, capital stock of Protein.

       2.1(d) Certificate of Incorporation and Bylaws. Zapata has delivered to Buyer true and complete copies of the Certificate of Incorporation and Bylaws of Protein, each as amended to date; there are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or, to the knowledge of Zapata, threatened against Protein.

       2.1(e) Execution of Agreement. Except as set forth in Schedule 2.1(e), the execution and delivery of this Agreement by Zapata do not and the consummation of the transactions contemplated hereby by Zapata will not violate any provision of the Certificate of Incorporation or Bylaws of Zapata, Protein or any of the Subsidiaries (as hereinafter defined) or result in any conflict with, breach or violation of, or creation of lien or default under, any mortgage, indenture, borrowing agreement or other arrangement or instrument

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to which Zapata, Protein or any of the Subsidiaries is a party or to which any of their respective assets are subject or, to the best knowledge of Zapata, any statute, rule, regulation, judicial or governmental decree, order or judgment applicable to Zapata, Protein or any of the Subsidiaries. Zapata has the full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Zapata. Except as set forth in Schedule 2.1(e), no consent, approval, authorization, permit or order of any nature whatsoever from any federal, state or other domestic or foreign government or regulatory body is required, except (i) such as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) such as may be required under any loan documentation between Protein and the United States of America (the "Title XI Financing"), and (iii) such other consents, approvals, authorizations, permits or orders which have heretofore been obtained and are in full force and effect.

       2.1(f) Financial Statements of Protein. Attached hereto as Schedule 2.1(f) are the following unaudited consolidated financial statements of Protein and its subsidiaries: income statements, balance sheets, statements of cash flows and the notes relating thereto as at and for the fiscal years ending September 30, 1994 and September 30, 1993. At least ten (10) days prior to the Closing Date, Zapata shall deliver to Buyer the following consolidated audited financial statements of Protein and its subsidiaries (and Schedule 2.1(f) shall be deemed to include such audited financial statements): income statements, balance sheets, statements of cash flows, statement of changes in stockholder equity and the notes relating thereto as at and for the fiscal years ended September 30, 1994 and September 30, 1993. Except as set forth in Schedule 2.1(f), all of the financial statements referred to above in this Section 2.l(f) will present fairly, in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved the financial condition of Protein and its consolidated subsidiaries and the results of their operations as of the dates and for the periods indicated as being covered thereby. (All of the foregoing financial statements are referred to collectively herein as the "Financial Statements.")

       2.1(g)  Investment in Other Entities.  Except for the entities listed in
Schedule 2.1(g) (the "Subsidiaries"), Protein has no capital stock interests or other equity interests, or right or option to acquire any equity interest in any corporation, partnership, limited liability company or other business entity. Protein owns of record and beneficially the capital stock interests or other equity interests disclosed in Schedule 2.1(g) and owns good, valid title thereto, free and clear of any claim, lien or encumbrance. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Each of the Subsidiaries has all requisite power and authority needed to carry on its business as now conducted and is qualified to do business in every jurisdiction in which the character and location of assets owned by it, or the nature of the business transacted by it, or both, require qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Zapata has delivered to Buyer true and complete copies of the organization documents of the Subsidiaries, each as amended to date,

                                       4
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and there are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or, to the knowledge of Zapata, threatened against any of the Subsidiaries.

       2.1(h) Absence of Changes. Except as disclosed in Schedule 2.1(h), there has not been since September 30, 1994:

               (1) Any material adverse change in the business, properties or financial condition of Protein and the Subsidiaries, taken as a whole, and no such change is anticipated;

               (2) Any material labor dispute involving or affecting Protein or any of the Subsidiaries, and, to the knowledge of Zapata, no such labor dispute is threatened or anticipated;

               (3) Any change in consolidated long-term debt, other than regularly scheduled payments of principal or changes in the balance of the working capital facility maintained by Venture Milling Company pursuant to the terms thereof, or the capital stock of Protein or any of the Subsidiaries;

               (4) Any cancellation of debts or claims or waiver by Protein or any of the Subsidiaries of any right of material value outside the ordinary course of business and without adequate consideration;

               (5) Any direct or indirect purchase, redemption or other acquisition by Protein or any of the Subsidiaries of any security issued by it;

               (6) Any material contract or arrangement made by Protein or any of the Subsidiaries with any of its officers, directors or employees or any benefit plan or arrangement (whether written or oral) adopted or commenced by Protein or any of the Subsidiaries affecting one or more of its officers, directors or employees;

               (7) Any action taken or transaction entered into by Protein or any of the Subsidiaries other than in the ordinary course of business, except for the transactions contemplated by this Agreement;

               (8) Any mortgage, pledge, lien or other encumbrance of any assets of Protein or any of the Subsidiaries (except liens and encumbrances arising as a matter of law in the ordinary course of business);

               (9) Any incurring of any obligations or liabilities, absolute or contingent, except in the ordinary course of business;

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               (10) Any material obligation or liability (absolute or
       contingent) paid except in the ordinary course of business;

               (11) Any payment of dividends or distributions of any assets of any kind whatsoever in respect of Protein's capital stock declared or made;

               (12) Any sale, transfer or other disposition of, or agreement entered into to sell, transfer or otherwise dispose of any assets (except inventories), property or rights of Protein or of its any Subsidiaries, except inventory in the ordinary course of business and consistent with prior practices;

               (13) Any agreement or arrangement entered into granting any preferential rights to purchase any assets, property or rights of Protein or any of the Subsidiaries including inventories, or requiring the consent of any party to the transfer and assignment of any of such assets, property or rights; or

               (14) Any amendment or termination (other than an expiration pursuant to its terms) of any material contract, agreement or license to which Protein or any of the Subsidiaries is or was a party or by which it or any properties of Protein or any of the Subsidiaries is or was subject.

       2.1(i) Tax Returns and Audits. All federal, state and local tax returns and tax reports required to be filed with respect to Protein or any of the Subsidiaries have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed for all periods ending on or prior to the Closing Date. Schedule 2.1(i) sets forth a list of all tax returns and tax reports of Zapata, Protein or any of the Subsidiaries as to which an extension of the time to file is currently in effect. All federal, state and local taxes due from or with respect to Protein or any of the Subsidiaries for all periods ending on or prior to the Closing Date have been fully paid or are adequately reflected in the Financial Statements. To the extent tax liabilities have accrued but have not yet become due, they have been adequately reflected in the Financial Statements. There are no federal, state or local tax liens upon any property or assets of Protein or any of the Subsidiaries. Except as set forth in Schedule 2.1(i), there are no specific tax deficiencies on the part of Zapata, Protein or any of the Subsidiaries relating to any tax year ended on or before September 30, 1994 which are expected to arise from issues which have been raised or from issues which have not yet been raised but which are reasonably expected to be raised. Except as set forth in Schedule 2.1(i), there is not currently pending any audit of Zapata, Protein or any of the Subsidiaries with respect to any tax.

          For purposes of this Agreement, "taxes" or "tax" includes (a) all net income, gross income, gross receipts, sales and use, ad valorem, franchise, profits, licenses, payroll withholding, social security, excise, severance, occupation, real or personal property taxes, or other taxes, fees, or charges of any kind whatsoever imposed by a federal, state,

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county or local taxing authority, together with any interest or penalty thereon
(including, without limitation, United States federal income taxes), and (b) the liability for the payment of any consolidated tax, including penalty or interest thereon, of the type described in the immediately preceding subsection (a), including any federal, state or local consolidated income tax liability, including any penalty or interest thereon, as a result of being a member of, and which may be imposed upon, an affiliated group (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended to date, or other applicable law).

       2.1(j) Litigation and Related Matters. Except as set forth in Schedule 2.1(j), there is no litigation, proceeding, investigation or claim pending in any court or before any governmental, regulatory or administrative board, agency or commission pending or, to the knowledge of Zapata, threatened against Protein or any of the Subsidiaries.

       2.1(k) Compliance with Laws. Except as set forth in Schedule 2.1(k), to the best knowledge of Zapata, (i) Protein is in compliance in all material respects with all applicable domestic and foreign laws, rules, regulations, judgment, orders and other legal requirements affecting its business and operations and (ii) all licenses, franchises, permits, approvals and other authorizations that are required in connection with the ownership or leasing and the operation of the properties and the conduct of the business of Protein have been obtained or applied for.

       2.1(l) Insurance. For the current policy year, Protein carries or causes to be carried insurance coverage against such casualties, risks and contingencies, and in such amounts, types and forms, as determined to be prudent by Zapata and Protein. All of the foregoing insurance policies are in full force and effect and all premiums heretofore billed and due have been paid. Zapata has not received any notification of the cancellation of any of such policies or to the effect that any such policies will not be renewed. Set forth in Schedule 2.1(l) is a list of all insurance policies maintained by or covering Protein or any of the Subsidiaries for the current year. Zapata has furnished Buyer a true and correct copy of each of the insurance policies listed on
Schedule 2.1(l). To the extent that any insurance policy of, or any risk retention program provided or guaranteed by, Zapata or any of its subsidiaries (other than Protein and the Subsidiaries) provides coverage for any property or assets of Protein or any of the Subsidiaries, such policy, program or coverage may be terminated at any time after the Closing Date; provided, however, that Zapata agrees to use its reasonable best efforts to maintain such policies, programs or coverages (or policies of substantially the same nature) in full force and effect at all times until their normal expiration dates, provided, however, that Protein must pay its pro rata share of all costs, fees and premiums related thereto. At Closing, Protein's pro rata share of premiums prepaid by Zapata shall be repaid to Zapata, unless such prepayments shall have been repaid to Zapata as an adjustment to the Purchase Price pursuant to the provisions of Section 1.3 hereof. All premiums due and payable after the Closing Date shall be paid by Protein directly to Minet Insurance Services, Inc. of Texas in accordance with Schedule 2.1(l) or to Zapata within ten (10) days after receipt by Protein of a request for payment thereof by Zapata. With respect to the insurance policies and programs maintained by Zapata after

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the Closing Date as described above, Zapata shall have no liability to Protein or any of the Subsidiaries for any coverage deficiency, or any costs, expenses or liabilities arising therefrom, which occur as a result of any claim which arises out of an incident occurring after September 30, 1994. To the extent that the policy limits under any insurance policy shared between Zapata and Protein hereunder are exceeded, the coverage under such policy shall be allocated among the parties on the same pro rata basis as the premiums for such policy were allocated hereunder. Once the policy limits have been exceeded, the party that has used more than its allocated share of coverage shall have the obligation to reimburse the other party, up to the amount of such excess use, for all amounts that otherwise would have been payable to such other party under the policy, but for the shortfall. The limits of coverage under each insurance policy providing coverage for Protein or any of the Subsidiaries are adequate for payment of all claims thereunder which have been or are expected to be made prior to the Closing Date or adequate provision for such claims has been or will be made in the Financial Statements.

       2.1(m) Properties. Protein and each of the Subsidiaries has good and marketable title, subject to all matters of record and/or visible on the ground, to all of its properties and assets, as listed on Schedule 2.1(m), free and clear of all liens, security interests and encumbrances, except as set forth in the Financial Statements or as otherwise disclosed in Schedule 2.l(m) and except for such liens, security interests and encumbrances as may have arisen in the ordinary course of business as a matter of law and, with respect to the real property of Protein and its Subsidiaries, such imperfections in title as may exist that do not have any material adverse effect on the ability of Protein and the Subsidiaries to use such real properties in a manner consistent with past practice. The plants, structures, leasehold improvements, equipment, furniture and other tangible assets owned or leased by Protein and the Subsidiaries comprise all of the fixed tangible assets necessary for the operation of the businesses of Protein and the Subsidiaries, taken as a whole, in accordance with their current methods of operation and such assets, considered in the aggregate, are in satisfactory operating condition and repair, subject only to ordinary wear and tear. EXCEPT AS SET FORTH HEREIN, ZAPATA EXPRESSLY DISCLAIMS ANY WARRANTY AS TO THE CONDITION OF ANY ASSETS OR PROPERTIES OF PROTEIN INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY AND ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

       2.1(n) Contracts and Other Agreements. Except for contracts and documents listed in Schedule 2.1(n), to the best knowledge of Zapata, neither Protein nor any of the Subsidiaries is a party to or bound by any written or oral (i) contract not made in the ordinary course of business; (ii) employment contract; (iii) lease with respect to any property, real or personal, whether as lessor or lessee requiring total lease payments within any twelve (12) month period in excess of $25,000; (iv) contract for the future purchase or sale of materials, supplies or equipment involving total payments within any twelve (12) month period in excess of $100,000; (v) contract or commitment for any capital expenditure in excess of $100,000; (vi) contract involving total payments in excess of $25,000 that is not

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terminable or cancelable within sixty (60) days of the date hereof; or (vii) any other lease, agreement, contract or commitment that, to the knowledge of Zapata, is material to the business and operations of Protein and the Subsidiaries taken as a whole. True and correct copies of the documents listed on Schedule 2.1(n) have been made available to Buyer. To the best knowledge of Zapata, except as set forth in Schedule 2.1(n), there is no material breach or default (which has not been cured or waived) by Protein or any of the Subsidiaries or, to the best knowledge of Zapata, by any other party to any lease, agreement, contract or commitment listed on Schedule 2.1(n) to which Protein is a party, or by which Protein or any of its property is bound, and, to the best knowledge of Zapata, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default.

       2.1(o)  Employee Benefit Plans.

               (1) Schedule 2.1(o) sets forth a list, which is complete, accurate and correct, of all bonus, deferred compensation, medical, stock purchase, stock option, insurance, severance, employee welfare, pension, profit sharing, retirement and other employee benefit plans, funds, programs or arrangements currently in effect which have been maintained, established or contributed to by Protein or any of the Subsidiaries or with respect to any of their respective employees (collectively, the "Plans"). Zapata has delivered to Buyer true, correct and complete copies of the plan documents (including trust, investment management or custodial agreements and insurance policies or contracts) relating to the Plans.

               (2) Schedule 2.1(o) also identifies each Plan which constitutes
       (i) an "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) an "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, or
       (iii) a "multiemployer plan" ("Multiemployer Plan"), as such term is defined in Section 4001 of ERISA. Each Pension Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination letter from the Internal Revenue Service (the "IRS"); to the best knowledge of Zapata, nothing has occurred which has resulted or is likely to result in the revocation of such qualification; and Zapata has delivered to Buyer a copy of the most recent determination letter for each Pension Plan. Each Pension and Welfare Plan has been administered in all material respects in accordance with ERISA, and Zapata has delivered to Buyer true, correct and complete copies of the most recent IRS Form 5500 Series filing for each Pension or Welfare Plan and each Pension Plan's most recent annual actuarial valuation report and certified financial audit, both of which to the best knowledge of Zapata have been prepared accurately and in accordance with standard and reasonable actuarial assumptions and generally accepted accounting principles.

               (3) Neither Protein nor any of the Subsidiaries (or any other person under common control within the meaning of Section 4001(a)(14) of ERISA) has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), except for required premium payments, which payments have been made when due. Neither Protein nor any of the Subsidiaries (or any other person under common control within the meaning of Section 4001(a)(14) of ERISA) has ceased operations at any facility or withdrawn from a Pension Plan in a manner which could subject it to material liability under Section 4062, 4063 or 4064 of ERISA, and no events have occurred which might give rise to any liability of Protein or any of the Subsidiaries (or any other person under common control within the meaning of Section 4001(a)(14) of ERISA) to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Buyer by the PBGC. Neither Protein nor any of the Subsidiaries (or any other person under common control within the meaning of Section 4001(a)(14) of ERISA) has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4204 of ERISA to any Multiemployer Plan.

               (4) Full payment has been made of all amounts which Protein or any of the Subsidiaries is required under applicable law to make to any Pension or Welfare Plan or any agreement relating to any Pension or Welfare Plan, as a contribution to each Pension or Welfare Plan, as of the last day of the most recent fiscal year of such Pension or Welfare Plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Pension Plan. The Financial Statements reflect adequate provisions for reserves to meet contributions relating to periods ended prior to October 1, 1994, which have not been made because they were not yet due under the terms of any Pension Plan or related agreements. There will be no change on or before the Closing Date in the operation of any Pension or Welfare Plan or documents under which any such Plan is maintained which will result in a material increase in the benefit liabilities under such Plan.

               (5) No Reportable Event (as such term is defined in Section 4043 of ERISA) for which the thirty (30) day notice requirement has not been waived by the PBGC has occurred with respect to any Pension Plan other than the transactions contemplated by this Agreement. To the best knowledge of Zapata, neither Protein nor any of the Subsidiaries has engaged in any transaction with respect to any Plan which would subject Zapata, Protein or any of the Subsidiaries to a tax, penalty or liability for prohibited transactions under ERISA or the Code. To the best knowledge of Zapata, no director, officer or employee of Zapata, Protein or any of the Subsidiaries, to the extent he is a fiduciary with respect to any Pension or Welfare Plan, has breached any of his responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or which would

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       result in any material claim being made under, by or on behalf of any
       Pension or Welfare Plan.

               (6) As of October, 1993, the current value of the assets of each Pension Plan which is subject to Title IV of ERISA exceeded the accumulated benefit obligations of all participants and beneficiaries in such Plan when such benefits were determined under the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 87.

               (7) Except as disclosed on Schedule 2.1(o), neither Zapata, Protein nor any of the Subsidiaries has (i) any material liability for unfunded retiree medical plans, or (ii) any material liability related to a failure to satisfy the group health plan continuation requirements under Section 4980B of the Code and Section 601 et seq. of ERISA.

       2.1(p) Intellectual Property. Attached hereto as Schedule 2.1(p) is a list of all trademarks, trademark registrations, trademark registration applications and trade names which either Protein or any of the Subsidiaries owns or uses and each license agreement in respect of such intellectual property that is utilized in the operation of the business of either Protein or any of the Subsidiaries under which either Protein or any of the Subsidiaries is either licensor or licensee.

       2.1(q) Absence of Undisclosed Liabilities. Except as set forth in the Financial Statements and except for liabilities and obligations arising under contracts, claims, proceedings and other matters identified in any schedule delivered or to be delivered to Buyer pursuant to this Agreement, to the best knowledge of Zapata, neither Protein nor any of the Subsidiaries has, and none of the assets or properties of either Protein or any of the Subsidiaries is subject to, any liabilities (accrued, absolute, contingent or otherwise) which, net of insurance proceeds, exceed, in the aggregate, the liabilities reflected in the Financial Statements, whether or not such liabilities are normally shown or reflected on a balance sheet prepared in a manner consistent with generally accepted accounting principles, other than obligations under operating leases and Federal income taxes in respect of the operations of Protein or any of the Subsidiaries since September 30, 1994. Except as reflected in the Financial Statements, neither Protein nor any of the Subsidiaries is in default in respect of any term or condition of any material indebtedness or liability. There are no facts in existence on the date hereof which, to the knowledge of Zapata, are expected to create or result in any liabilities or obligations of Protein or any of the Subsidiaries not contemplated by Section 3.1(b) of this Agreement or in the schedules delivered by Zapata to Buyer pursuant to this Agreement.

       2.1(r) Questionable Payments. To the best knowledge of Zapata, neither Protein nor any of the Subsidiaries nor any employee, agent or representative thereof has made, directly or indirectly, any bribes, kickbacks, illegal payments, political contributions with corporate funds, payments from corporate funds not recorded on the appropriate books and records, payments from corporate funds that were falsely recorded on the books and records of Protein or any Subsidiary, payments from corporate funds to governmental officials for improper purposes or illegal payments from corporate funds to obtain or retain business within or without the United States which, in the case of any of the foregoing, would constitute a violation of the Foreign Corrupt Practices Act.

       2.1(s) Environmental Matters. To the best knowledge of Zapata, except as disclosed in Schedule 2.1(s), neither Protein nor any of the Subsidiaries has
(i) any liability under any Environmental Law (as hereinafter defined), as currently in effect, except to the extent such liability could not be reasonably expected to result in a Material Adverse Effect on Protein or the Subsidiaries,
(ii) any knowledge of the presence of any Hazardous Substances on, under or at any of Protein's or any of the Subsidiaries' properties or the presence on, under or at any other property of any Hazardous Substances generated or released from Protein's or any of the Subsidiaries' properties, prior to the date hereof that constitutes a violation of any applicable Environmental Law or a significant threat to human health or the environment, or (iii) received any written notice within the last eighteen (18) months (a) of any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any governmental entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on or under any of Protein's or any of the Subsidiaries' properties or any other properties (collectively, "Environmental Laws") or the institution or pendency of any suit, action, claim, proceeding or investigation by any governmental entity or any third party in connection with or resulting from any such violation, (b) requiring the response to or remediation of Hazardous Substances at or arising from any of Protein's or any of the Subsidiaries' properties or any other properties, or (c) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Protein's or any of the Subsidiaries' properties or any other properties. For purposes of this Agreement, the term "Hazardous Substances" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, pollutants, chemicals, flammable explosives, radioactive materials, oil, petroleum and petroleum products and any substances defined as, or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

          To the best knowledge of Zapata, except as disclosed in Schedule 2.1(s), (i) no Environmental Law imposes any obligation upon Protein or the Subsidiaries arising out of or as a condition to any transaction described in this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any governmental entity, the placement of any notice, acknowledgement or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree and
(ii) no lien or encumbrance has been placed upon any of Protein's or the Subsidiaries' properties under any Environmental Law.

       2.1(t) Transfer of Shares. Zapata is the lawful owner of the Shares to be sold, transferred and delivered to Buyer hereunder, and the sale, transfer and delivery of the Shares to Buyer at the Closing will transfer to Buyer valid title to the Shares, free and clear of all liens, charges, encumbrances and claims whatsoever.

       2.1(u) Survival. All representations, warranties and covenants made in this Agreement shall survive the Closing for a period of twelve (12) months following the Closing Date, except that (i) Section 2.1(i) shall survive the Closing until the expiration of the statute of limitations (including any extension thereof) applicable to a particular Tax Claim, and (ii) Section 2.1(l) shall survive the Closing for a period of thirty-six (36) months following the Closing Date. All representations, warranties and covenants made in this Agreement shall terminate as set forth in the preceding sentence and be of no further force and effect except to the extent they relate to claims made in writing pursuant to Section 6.3 prior to the end of the applicable period.

2.2  REPRESENTATIONS AND WARRANTIES OF BUYER.

       Buyer represents and warrants to and agrees with Zapata as follows:

       2.2(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer has all requisite corporate power and authority needed to carry on its business as now conducted. A majority of the outstanding capital stock of Buyer is owned by Bankhouse Texas, a Pennsylvania business trust ("BT"). Except for BT's control of Buyer, no other person or entity controls, is controlled by or is under common control with either BT or Buyer. Without limiting the generality of the foregoing, no person or entity has the right to 50% or more of the profits of BT or the right to 50% or more of the assets of BT upon the dissolution of BT, and no person or entity has the contractual power presently to designate 50% or more of the trustees of BT. BT is not a party to the financing obtained by Buyer for purposes of funding the payment of the Purchase Price and is not a guarantor with respect to such financing. BT and Buyer are newly formed entities established for purposes of acquiring Protein, and neither of them has previously had any revenue-generating activities. BT and Buyer do not, either individually or considered together, have total assets of $10,000,000.00 or more (exclusive of cash to be used by Buyer to pay the Purchase Price). The organizational and other transactions effected by Buyer and its shareholders and their respective affiliates in contemplation of this Agreement, and the organizational structure resulting therefrom, were undertaken for, and reflect, bona fide business purposes, including obtaining financing and implementing a bona fide allocation of ownership, and were not employed for the purpose of avoiding the obligation to comply with the requirements of the HSR Act. As used in this Section 2.2(a), the terms "person," "entity," "control," "controlled by" and "under common control with" have the meanings specified in the premerger notification rules of the Federal Trade Commission, 16 CFR Parts 801-803.

       2.2(b) Execution of Agreement. The execution and delivery of this Agreement by Buyer do not and the consummation of the transactions contemplated hereby by Buyer will not violate, result in any conflict with, breach or violation of, or creation of lien or default under any provision of the Articles of Incorporation or bylaws of Buyer or with any judgment, order, injunction, decree, award or any statute, rule, regulation judicial or governmental decree, order or judgment applicable to Buyer or any mortgage, indenture, borrowing agreement or other arrangement or instrument to which Buyer is a party or to which any of its properties is subject. Buyer has the full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action by Buyer.

       2.2(c) Consents. No authorizations, approvals, or consents, that have not previously been obtained, of any governmental department, commission, bureau, agency or other public body or authority are required for consummation of the transactions contemplated by this Agreement except such consents as may be necessary under the Title XI Financing. Without limiting the generality of the foregoing, no filing under the HSR Act is required for consummation of the transactions contemplated hereby.

       2.2(d) Articles of Incorporation and Bylaws. Buyer has delivered to Zapata true and complete copies of its Articles of Incorporation and Bylaws. There are no dissolution, liquidation, or bankruptcy proceedings pending, contemplated by or, to the best knowledge of Buyer, threatened against Buyer.

       2.2(e) Financing. Buyer has secured sufficient financing, or otherwise has sufficient funds available, to permit it to pay the total purchase price set forth in Section 1.2.

       2.2(f) Investment Representation. The Shares are being acquired by Buyer for its own account and without a view to the sale or distribution thereof. Buyer acknowledges that it has been provided with such information as it deems necessary to enable it to fully evaluate the merits and risks of an investment in Protein and that it is able to bear the economic risk of the investment. Buyer acknowledges that any subsequent disposition of the Shares (which is not now contemplated) must be made in compliance with the applicable federal and state securities laws.

       2.2(g) Disclaimer of Warranties. EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER ACKNOWLEDGES THAT ZAPATA MAKES NO WARRANTY, EXPRESS OR IMPLIED, TO ANYONE, AS TO PROTEIN, THE BUSINESS IT CONDUCTS OR THE ASSETS IT OWNS. BUYER AFFIRMS THAT IT HAS INDEPENDENTLY, AND IN ITS SOLE JUDGMENT, SELECTED THE SHARES FOR PURCHASE AND HAS NOT RELIED UPON ANY STATEMENT OR REPRESENTATION OF ZAPATA EXCEPT AS CONTAINED IN THIS AGREEMENT IN DECIDING TO PURCHASE THE SHARES.

                                 3. COVENANTS

3.1  ZAPATA'S COVENANTS

       Zapata covenants and agrees as follows:

       3.1(a) Approvals to be Obtained by Zapata. Zapata shall use its best efforts to obtain as soon as possible all required approvals, consents, permits, authorizations and orders from any domestic or foreign jurisdiction or regulatory body and to make as soon as possible any governmental filings deemed reasonably necessary or desirable by Buyer in connection with this Agreement or to permit the consummation of the transactions contemplated hereby.

       3.1(b) Conduct Prior to the Closing Date. Between the date of this Agreement and the Closing Date, unless Buyer has given its prior written consent otherwise, Zapata shall:

               (1) Cause Protein to conduct its business only in the ordinary course of business as now conducted;

               (2) Not permit Protein to amend its Certificate of Incorporation or Bylaws;

               (3) Not take any action, and not permit Protein to take any action, which will result in a breach of any representation, warranty or covenant made by Zapata in this Agreement;

               (4) Not permit Protein to guarantee any obligations of others and not permit Protein to incur any liabilities or obligations (absolute or contingent) except in the ordinary course of business;

               (5) Not permit Protein to mortgage, pledge or subject to any security interest, lien, encumbrance, claim, proscription, restriction, covenant or easement any of its assets, rights or businesses to secure any indebtedness;

               (6) Not permit Protein to increase the pension, retirement or other employment benefits of its employees, except as may be required by existing agreements, or the compensation of any member of its management, except for increases to management compensation consistent with prior practice not to exceed a cumulative aggregate of five percent (5%) per annum;

               (7) Cause Protein to use its reasonable best efforts to preserve its business organization intact and to keep available the services of its present officers, directors and employees and to preserve the goodwill of its suppliers, customers and others having business relations with it;

               (8) Not permit Protein to purchase or lease any real property;

               (9) Not permit Protein to change any of its basic policies and practices with respect to any material aspect of its business or operations;

               (10) Give, and cause Protein to give, Buyer's representatives reasonable access during normal business hours to all of Protein's assets, books, records, agreements and commitments, and furnish Buyers representative during such period with all such information concerning Protein's affairs as Buyer may reasonably request. Buyer shall hold, and shall cause its representatives to hold, all such information and documents in accordance with, and subject to the terms of, the confidentiality agreement referred to in Section 9.3;

               (11) Use its best efforts, and cause Protein to use its best efforts, to do and perform all things to be done and performed under this Agreement by or on behalf of Zapata and to satisfy all conditions precedent to the Closing;

               (12) Not permit Protein to sell, discount or, except in the ordinary course of business, compromise any of its notes or accounts receivable.

       3.1(c) Preservation of Books and Records. For a period of two (2) years after the Closing Date, Zapata will (i) preserve and retain the corporate, accounting, legal, auditing and other books and records of Zapata (including, but not limited to, any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of Zapata and its subsidiaries prior to the Closing Date) which specifically relate to or affect Protein and (ii) make such books and records available at the then current administrative headquarters of Zapata to Buyer, and its officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that Buyer shall be entitled to make copies of any such books and records as it shall deem necessary. Zapata agrees to permit representatives of Buyer to meet with employees of Zapata or its subsidiaries on a mutually convenient basis in order to enable Buyer to obtain additional information and explanations of any materials provided pursuant to this Section 3.1(c).

       3.1(d) Certain Post-Closing Assistance by Zapata. Zapata agrees to cause the appropriate personnel at Zapata to assist Buyer in the prosecution or defense of any claims and litigation (including counterclaims filed by Buyer) for which Buyer has indemnified Zapata hereunder. Such services shall be rendered by Zapata to Buyer at no cost and expense to Buyer except that Buyer shall reimburse Zapata for any reasonable out-of-pocket travel and similar expenses incurred by the personnel of Zapata in performing these functions. Zapata agrees to promptly pay to Buyer upon receipt by Zapata of any amount collected by Zapata in connection with any action, suit or proceeding for which Buyer has agreed to indemnify Zapata under Section 6.1.

       3.1(e) Public Announcements. Subject to applicable securities law or stock exchange requirements, at all times until the Closing Date, Zapata will promptly advise, and obtain the approval of, Buyer before issuing, or permitting any of Zapata's directors, officers, employees, agents or subsidiaries to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

3.2  BUYER'S COVENANTS

       Buyer covenants and agrees as follows:

       3.2(a) Buyer to Use Best Efforts. Buyer shall use its best efforts to cause all things to be done and performed under this Agreement by or on behalf of Buyer or its designee (including without limitation the obtaining of any required waivers and consents in connection with the Title XI Financing)

       3.2(b) No Action Resulting in Breach. Between the date of this Agreement and the Closing Date, Buyer will not, without Zapata's prior written consent, take any action which will result in a breach of any representation, warranty or covenant made by Buyer in this Agreement.

       3.2(c) Name Changes. As soon as practicable after the Closing, and in any event within three (3) business days of the Closing, Buyer will cause Protein to change its corporate name to a name which does not use the word "Zapata" or any word similar to such word. Buyer acknowledges and agrees that, except as expressly provided herein, no rights of any kind whatsoever in the name "Zapata" or in any of the trademarks or service marks of Zapata or any of its affiliates are being granted or transferred in connection with this Agreement. As promptly as practicable after the Closing Date, but in any event within six (6) months after the Closing Date (subject however, to the following sentence), Buyer shall refrain from using the word "Zapata" or any word or expression similar thereto in the name under which it does business or in any corporate name, trademark, service mark or other name or mark used in connection with its business; provided, however, that for a period of two (2) years following the Closing Date, Buyer may use the word "Zapata" in the phrase "formerly Zapata Protein, Inc." immediately following Buyer's name in marketing materials prepared by Buyer. Buyer will not permit Protein to undertake any new business opportunity or market any new product or enter into any contract or commitment using the word "Zapata" or any word or expression similar thereto after the Closing Date. As promptly as practicable after the Closing Date, but in any event within two (2) years after the Closing Date, the foregoing name and the "Stylized Z" logo shall be removed from the assets of Protein and its Subsidiaries. The parties agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 3.2(c), Zapata shall be entitled to immediate and temporary injunctive relief, as any such breach would cause Zapata irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Zapata from pursuing any other remedies available to it for any such breach or threatened breach. Buyer agrees to indemnify and hold harmless Zapata and its affiliates from any and all damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by Zapata or any of its affiliates due to any use of such name or marks by Buyer or any of its affiliates, including Protein or any of the Subsidiaries at any time after the Closing Date.

       3.2(d) Employee Benefit Matters. Effective as of the Closing Date, each of Protein and the Subsidiaries shall withdraw and terminate its participation in any employee benefit plan (as defined in Section 3(3) of ERISA) or any other benefit plan or program sponsored or maintained by Zapata (each a "Zapata Plan") in which employees of Protein or any of the Subsidiaries participate. Benefits accrued and claims incurred by Protein employees with respect to any Zapata Plan prior to the Closing Date, whether such claims are reported or unreported as of the Closing Date (including claims incurred as a result of hospitalization at the Closing Date), shall be the responsibility of Buyer. No changes shall be made to or any funds withdrawn by or reverted to Zapata from the Zapata Haynie Corporation Profit Sharing/Savings Plan and Pension Plan prior to and through the time of Closing. For a period of at least eighteen (18) months after the Closing Date, Buyer shall provide medical and dental benefits for Protein employees under one of Protein's existing plans or a new plan for similarly situated employees with medical and dental benefits not less favorable as to both conditions covered and amounts of coverage and cost of coverage as provided to Protein employees on the date of this Agreement and any pre-existing condition restrictions under Buyer's medical plan for the Protein employees will be waived.

       3.2(e) Preservation of Books and Records. For a period of seven (7) years after the Closing Date, Buyer will (i) preserve and retain the corporate, accounting, legal, auditing and other books and records of Protein and the Subsidiaries (including, but not limited to, any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of Protein and its subsidiaries prior to the Closing Date) and (ii) make such books and records available at the then current administrative headquarters of Protein to Zapata, and its officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that Zapata shall be entitled to make copies of any such books and records as it shall deem necessary. Buyer agrees to permit representatives of Zapata to meet with employees of Buyer, Protein or its subsidiaries on a mutually convenient basis in order to enable Zapata to obtain additional information and explanations of any materials provided pursuant to this Section 3.2(e).

       3.2(f)  Certain Post-Closing Assistance by Protein.

(1) Buyer agrees to cause the appropriate personnel at Protein, at no cost or expense to Zapata, to prepare all accounting and related reports for Protein for periods up to the Closing Date which are required by Zapata in connection with Zapata's preparation and filing of various financial, tax and accounting reports.

(2) Buyer agrees to cause the appropriate personnel at Protein to assist Zapata in the prosecution or defense of any claims and litigation (including counterclaims filed by Zapata) for which Zapata has indemnified Buyer hereunder. Such services shall be rendered by Protein to Zapata at no cost and expense to Zapata except that Zapata shall reimburse Protein for any reasonable out-of-pocket travel and similar expenses incurred by the personnel of Protein in performing these functions. Buyer agrees to promptly pay to Zapata (or cause Protein to promptly pay to Zapata) upon receipt by Buyer or Protein of any amount collected by Protein or Buyer in connection with any action, suit or proceeding for which Zapata has agreed to indemnify Buyer under Section 6.1.

       3.2(g) Public Announcements. Subject to applicable securities law or stock exchange requirements, at all times until the Closing Date, Buyer will promptly advise, and obtain the approval of, Zapata before issuing, or permitting any of Buyer's directors, officers, employees, agents or subsidiaries to issue any press release with respect to this Agreement or the transactions contemplated hereby.

                       4. CONDITIONS PRECEDENT TO CLOSING

4.1  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

       The obligations of Buyer under this Agreement shall be subject to the fulfillment of each and all of the following conditions at or before the Closing (unless an earlier time is specified in this Agreement, in which case on or before such earlier time), any of which may be waived by Buyer.

       4.1(a) Representations and Warranties. Each of the representations, warranties and statements made by Zapata contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date to the same extent and with the same effect as if made on and as of that date.

        4.1(b) Performance by Zapata. Zapata shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing (unless an earlier time is specified in this Agreement in which case on or before such earlier time).

       4.1(c) Closing Certificate. Buyer shall have received a certificate, dated the Closing Date, of Zapata signed by a Vice President of Zapata, certifying as to the matters specified in Sections 4.1(a) and 4.1(b).

       4.l(d) Regulatory Approvals and Consent. There shall have been obtained by Buyer, Zapata and Protein all material consents, approvals, authorizations, permits and orders referred to in this Agreement.

       4.1(e) Opinion of Zapata's Counsel. Zapata shall have delivered to Buyer the opinions of Joseph L. von Rosenberg III, Vice President and General Counsel of Zapata, dated as of the Closing Date, which opinion shall be addressed to Buyer and shall be in the form attached as Schedule 4.1(e) hereto.

       4.1(f) Contribution of Assets. Zapata shall have contributed all right, title and interest in and to the assets described in Schedule 4.1(f) hereto.


       4.1(g) Pension Plan. Zapata shall have furnished evidence, reasonably satisfactory to Buyer, that the current value, as of October 1, 1994, of each Pension Plan which is subject to Title IV of ERISA exceeds the present value of the accrued benefits of all participants and beneficiaries in such Plan when such benefits are valued on a termination basis using the PBGC interest and other assumptions.

4.2  CONDITIONS PRECEDENT TO OBLIGATIONS OF ZAPATA

       The obligations of Zapata under this Agreement shall be subject to the fulfillment of each and all of the following conditions at or before the Closing (unless an earlier time is specified in this Agreement, in which case on or before such specified time), any of which may be waived by Zapata.

       4.2(a) Representations and Warranties. Each of the representations, warranties and statements made by Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date to the same extent and with the same effect as if made on and as of that date.

       4.2(b) Performance by Buyer. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing (unless an earlier time is specified in this Agreement, in which case on or before such specified time).

       4.2(c) Closing Certificate. Zapata shall have received a certificate, dated the Closing Date, of Buyer signed by an executive officer of Buyer certifying as to the matters specified in Sections 4.2(a) and 4.2(b).

       4.2(d) Regulatory Approvals and Consent. There shall have been obtained by Zapata, Buyer and Protein all material consents, approvals, authorizations, permits and orders referred to in this Agreement.

       4.2(e) Opinion of Buyer's Counsel. Buyer shall have delivered to Zapata the opinion of Chamberlain, Hrdlicka, White, Williams & Martin, dated as of the Closing, which opinion shall be addressed to Zapata and shall be in the form attached as Schedule 4.2(e) hereto.

                                   5. CLOSING

5.1  CLOSING

       The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at Zapata's principal executive offices at One Riverway, Suite 2100, Houston, Texas 77056, 9:00 a.m. local time, on February 28, 1995, or at such other place, date or time as the parties may agree. The date upon which the Closing occurs is called the "Closing Date."

                               6. INDEMNIFICATION

6.1  OBLIGATION OF ZAPATA TO INDEMNIFY

               (1) Subject to the limitations contained in this Section 6.1, Zapata agrees to hold harmless, indemnify, and defend Buyer (and each of its directors, officers, employees and affiliates) from and against any and all losses, liabilities, damages, deficiencies, costs or expenses suffered, incurred or paid ("Losses" or "Loss," as the case may be) based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty or covenant of Zapata contained in this Agreement (other than any representation or warranty which has expired in accordance with Section 2.1(u)). Zapata's obligations to indemnify shall be subject to the following qualifications:

                     (a) Zapata shall not be obligated to indemnify or defend Buyer for the first Five Thousand Dollars ($5,000.00) (the "Threshold Amount") of each individual Loss arising out of any single event condition, third-party claim or demand (each such Loss for the purpose of this subsection being referred to as a "Claim" or, in the aggregate, "Claims"). The Threshold Amount is not intended to imply a standard of materiality for purposes of the representations and warranties contained in this Agreement. A Claim shall not be deemed individual, but shall be aggregated for the purposes of this Agreement with another Claim or Claims, if all such Claims are related. Claims will not be deemed to be related unless: (i) they are shown to be the proximate result of the same specific act, omission or event or (ii) they are shown to be the proximate result of intentional repetition of the same specific act or omission by the same person, or by a group of persons who intentionally have acted in concert; and

                     (b) Subject to Section 6.1(1)(a) Zapata shall be obligated to indemnify Buyer fully and completely for all Losses in excess of the Threshold Amount only to the extent they exceed Two Hundred Fifty Thousand Dollars ($250,000.00).

               (2) Zapata's indemnification obligations pursuant to this Section
       6.1 shall be limited to an aggregate amount equal to Five Million Dollars ($5,000,000.00) (for all Losses except Losses arising from any breach of the representations and warranties in Section 2.1(i)). There shall be no limit on Zapata's indemnification obligations for Losses arising from any breach of the representations and warranties in Section 2.1(i).

               (3) ln determining the amount of any loss, liability or expense for which Buyer is entitled to indemnification under this Agreement (i) the gross amount thereof will be reduced by any correlative federal tax benefit and by insurance proceeds realized or to be realized by Buyer (or by Protein or any Subsidiary of Protein) and (ii) no amount shall be included for Buyer's special or consequential damages.

6.2  OBLIGATION OF BUYER TO INDEMNIFY

       Buyer agrees to hold harmless, indemnify and defend Zapata (and each of its directors, officers, employees and affiliates) from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty or covenant of Buyer contained in this Agreement. Buyer's indemnification obligations pursuant to this Section 6.2 shall be limited to an amount equal to Five Million Dollars ($5,000,000.00) (for all Losses except Losses arising from any breach of the representations and warranties in Sections 2.2(a) and 2.2(c)). There shall be no limit on Buyer's indemnification obligations for Losses arising from any breach of the representations and warranties in Sections 2.2(a) and 2.2(c).

6.3  INDEMNIFICATION PROCEDURE

       6.3(a) Notice. Promptly after any party hereto claiming indemnification under this Agreement (hereinafter the "Indemnified Party") has notice of or knowledge of the occurrence of any event which the Indemnified Party asserts is an indemnifiable claim or promptly, but in no event more than ten (10) business days, after the commencement of any action, claim, or proceeding commenced against the Indemnified Party by a third party that might result in any claim for indemnity pursuant to this Agreement (hereinafter referred to as a "Third Party Claim"), the Indemnified Party shall notify the party obligated to provide indemnification hereunder (the "Indemnifying Party"). Either such notice is hereafter referred to as a "Commencement Notice." The Commencement Notice shall include a reasonably detailed description of the nature of the claim, an estimate of the amount of damages attributable to the claim and a statement of the basis of the Indemnified Party's request for indemnification under this Agreement. In the case of a Third Party Claim, the Indemnified Party shall transmit, together with the Commencement Notice, a copy of all papers served with respect to such claim. In the event the Indemnified Party fails to provide a Commencement Notice with respect to a Third Party Claim pursuant to the terms of this Section 6.3(a) and such failure materially adversely affects the ability of the Indemnifying Party to defend the Third Party Claim, then the Indemnified Party shall be deemed to have waived its indemnification rights as to such Third Party Claim.

       6.3(b) Post-Notice Procedures. The following procedures shall apply to a response to a claim for indemnity by the Indemnified Party.

               (1) Promptly after receipt by the Indemnifying Party of the Commencement Notice, the Indemnifying Party shall, (i) within fifteen
       (15) business days of receipt of a Commencement Notice with respect to a Third Party Claim, notify the Indemnified Party (A) whether the Indemnified Party disputes its potential liability to the Indemnified Party under this Article 6 with respect to such Third Party Claim and (B) whether the Indemnifying Party desires to defend the Indemnified Party against such Third Party Claim and (ii) within sixty (60) business days of receipt of a Commencement Notice with respect to a claim other than a Third Party Claim, either (A) acknowledge the debt, liability or obligation for which indemnity is sought as a valid claim and shall forthwith, subject to the provisions of Sections 6.1 and 6.2, pay the Indemnified Party an amount sufficient to discharge such debt, liability or obligation; or (B) in the event the Indemnifying Party desires to challenge the claim for indemnification, notify the Indemnified Party of such challenge. Failure to respond within the appropriate time period following the Commencement Notice shall be deemed acknowledgment of the right to be indemnified and give rise to the immediate right in the Indemnified Party to payment in full of the amount claimed, subject to the provisions of Section 6.1 and 6.2 and 6.3(b)(8).

               (2) If the Indemnifying Party notifies the Indemnified Party within the period specified in Section 6.3(b)(1) that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party claim by all appropriate proceedings. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, subject to the provisions of Section 6.3(b)(4). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 6.3(b)(2) and shall bear its own costs and expenses with respect to such participation. In connection with such participation, the Indemnified Party shall be permitted to have reasonable access from time to time to the Indemnifying Party's attorneys and be advised by them, upon request, as to the conduct of the defense including, but not limited to, such matters as selection of theories of action and defense, discovery matters, other motion practice, and general trial strategy, such as selection of and order of presentation of witnesses. If it is necessary for some action to be taken or defense to be made in respect of the Third Party Claim prior to confirmation by the Indemnified Party that the Indemnifying Party will assume such defense, the Indemnified Party shall assume such defense with counsel selected by the Indemnified Party for the limited purpose of contesting such Third Party Claim until the Indemnifying Party assumes such defense. If the Indemnified Party is entitled to indemnification hereunder with respect to such Third Party Claim, the Indemnifying Party shall promptly pay all Litigation Costs (defined in Section 6.3(b)(7) below) as and when incurred by the Indemnified Party in assuming the defense against the Third Party Claim, subject to the provisions of Sections 6.1, 6.2 and 6.3(b)(8).

               (3) Notwithstanding the provisions of paragraph (2) above to the contrary, if the character of a Third Party Claim is such that it is covered by insurance policies maintained or previously maintained by the Indemnified Party, its affiliates or the Indemnifying Party, and the insurer under such policies is entitled to select counsel to defend such Third Party Claim, then, in the event such insurer confirms coverage with respect to the Third Party Claim and assumes the defense thereof, the parties acknowledge and agree that counsel selected by such insurer shall conduct the defense against the Third Party Claim. In the event that an insurance carrier assumes the defense of the Third Party Claim, any Litigation Costs required to be borne by the parties hereto as if such Litigation Costs were the result of a defense assumed by the Indemnifying Party.

               (4) The Indemnifying Party may settle or compromise any Third Party Claim defended by it without the consent of the Indemnified Party, provided such settlement or compromise (i) involves only the payment of monetary consideration by the Indemnifying Party or consideration or agreements given by the Indemnifying Party of a non-monetary nature which have no material adverse effect on the Indemnified Party, and (ii) does not involve any admission of liability, or stipulations of fact which, would reasonably be expected to have a material adverse effect on the Indemnified Party or which might prejudice the Indemnified Party in subsequent or other litigation. In the event that the Indemnifying Party desires to settle or compromise a Third Party Claim on a basis which the Indemnifying Party believes requires the consent of the Indemnified Party, the Indemnifying Party shall notify the Indemnified Party in writing and describe in such written notice the terms and conditions of the proposed settlement or compromise. Any such consent requested from the Indemnified Party shall not be unreasonably withheld. The failure of the Indemnified Party to give written notice expressly objecting to the terms and conditions of the proposed settlement or compromise within ten (10) days after receipt of notice shall be deemed for all purposes to be an approval of the proposed settlement or compromise described in the notice. If the Indemnified Party reasonably objects to the proposed settlement, the Indemnifying Party shall continue to litigate or resist such Third Party Claim until a final judgment is rendered by a court of competent jurisdiction or until a settlement or compromise is effected pursuant to the provisions hereof.

               (5) In the event of a settlement or compromise pursuant to
       Section 6.3(b)(4) above, with respect to a Third Party Claim as to which the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall pay and otherwise satisfy in full such settlement or compromise and shall pay the Litigation Costs borne by it as provided in Section 6.3(b)(8). If a final judgment is rendered against the Indemnified Party in respect of a Third Party Claim, then the Indemnifying Party shall promptly satisfy such judgment in full and shall pay the Litigation Costs borne by it as provided in Section 6.3(b)(8). Notwithstanding the foregoing, in no event shall the Indemnifying Party be obligated to pay any amount to the extent that payment would cause the total amounts paid or to be paid by the Indemnifying Party pursuant to its indemnity obligations set forth in this Agreement to exceed the maximum indemnity amount specified in Section 6.1 or 6.2.

               (6) If the Indemnifying Party fails or refuses to timely assume and prosecute the defense of a Third Party Claim, the Indemnified Party shall have the right to assume the defense of such claim by all appropriate proceedings with counsel selected by it. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. In the event that the Indemnified Party assumes the defense of a Third Party Claim pursuant to this paragraph then, if the Indemnified Party is entitled to indemnification hereunder with respect to such Third Party Claim, in such event: (i) all Litigation Costs paid or incurred by the Indemnified Party in connection with defending such claim shall be paid exclusively by the Indemnifying Party directly as and when payment of such Litigation Costs is due; and (ii) all costs and expenses of a settlement or compromise of such Third Party Claim or upon rendition of a final judgment with respect thereto shall be paid exclusively by the Indemnifying Party. Notwithstanding the foregoing, if the Indemnifying Party has delivered a notice to the Indemnified Party pursuant to Section 6.3(b)(1) to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 6 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this paragraph, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this paragraph, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, in no event shall the Indemnifying Party be obligated to pay any amount to the extent that payment would cause the total amounts paid or to be paid by the Indemnifying Party pursuant to its indemnity obligations set forth in this Agreement to exceed the maximum indemnity amount specified in
       Section 6.1 or 6.2, as applicable.

               (7) As used herein, the term "Litigation Costs" shall mean reasonable costs and expenses paid or incurred by the party or parties charged with defending against a Third Party Claim in connection with so defending or contesting a Third Party Claim including, without limitation, all reasonable retainers required by outside counsel, all attorneys' fees and expenses payable to such counsel, fees and expenses of expert witnesses, bonds required to obtain injunctive relief, appeal or supersedeas bonds, and other costs of court. The defense against, or the contesting of, the Third Party Claim may include, without limitation, the bringing and prosecution of (i) suit for declaratory judgment regarding the disputed matters, (ii) suit for injunctive relief, (iii) counterclaims or cross-claims, (iv) interpleader or impleader actions, or
       (v) any other form of action or defense which is reasonably advisable and proper to defend against or contest such Third Party Claim.

            (8) Payments of all amounts owing by an Indemnifying Party pursuant to this Article 6 relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by an Indemnifying Party with respect to a claim hereunder that does not involve a Third Party Claim shall be made within thirty
       (30) days after the later of (i) the expiration of the 60-day indemnity notice period with respect to such claim or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

       6.3(c) Exclusive Remedy. The indemnification rights and remedies granted under this Agreement to the Indemnified Party shall be deemed to be exclusive of any other remedies of the Indemnified Party and shall be in lieu of any other rights or remedies to which the Indemnified Party would otherwise be entitled as a result of any breach by the Indemnifying Party of this Agreement, or any provision hereof.

                     7. TERMINATION; AMENDMENT AND WAIVERS

7.1  TERMINATION

       Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

               (1) by mutual written consent of Buyer and Zapata;

               (2) by Buyer or Zapata if the Closing shall not have occurred on or before March 15, 1995;

               (3) by Zapata if any of the conditions to its obligations to consummate this Agreement set forth in Section 4.2 of this Agreement or elsewhere herein shall not have been fulfilled on or prior to the date specified for fulfillment thereof, or shall have become incapable of fulfillment, and shall not have been waived as provided herein;


               (4) by Buyer if any of the conditions to its obligations to consummate this Agreement set forth in Section 4.1 of this Agreement or elsewhere herein shall not have been fulfilled on or prior to the date specified for fulfillment thereof, or shall have become incapable of fulfillment, and shall not have been waived as provided herein;

               (5) by Zapata if any of the representations, warranties or statements made by Buyer in this Agreement shall be untrue or incorrect in any respect;

               (6) by Buyer if any of the representations, warranties or statements made by Zapata in this Agreement shall be untrue and incorrect in any respect; or

               (7) by Zapata or Buyer if the consummation of such transactions would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with or imposing a material adverse condition upon, the consummation of this Agreement or the transactions contemplated hereby.

7.2  EFFECT OF TERMINATION

       The following provisions shall apply in the event of a termination of this Agreement:

               (1) If this Agreement is terminated by Zapata or by Buyer as permitted under Section 7.1 hereof and not as the result of the negligent or willful failure of any party to perform its obligations hereunder, such termination shall be without liability to any party to this Agreement or any stockholder, director, officer, employee, agent or representative of such party.

               (2) If this Agreement is terminated as a result of the negligent or willful failure of Buyer to perform its obligations hereunder, Buyer shall be fully liable for any and all damages (other than special, consequential or punitive damages) sustained or incurred by Zapata.

               (3) If this Agreement is terminated as a result of the negligent or willful failure of Zapata to perform its obligations hereunder, Zapata shall be fully liable for any and all damages (other than special, consequential or punitive damages) sustained or incurred by Buyer.

               (4) Zapata and Buyer hereby agree that the provisions of Section
       9.1 and this Section 7.2 shall survive any termination of this Agreement. Any such termination shall not affect the confidentiality agreement referred to in Section 9.3. In the event of any such termination, each party promptly will destroy or, if requested, redeliver to the other party all documents, work papers and other materials furnished by such party relating to the transaction contemplated hereby (including all copies made thereof), and all confidential information received by any party, or any employee or agent of any party, concerning the other party shall be treated in accordance with the confidentiality obligations.

                                 8. TAX MATTERS

8.1  TAX SEPARATION AND INDEMNIFICATION AGREEMENT.

       At the Closing, Zapata and Buyer each shall execute and deliver to the other the Tax Separation and Indemnification Agreement in the form set forth as
Schedule 8.1 hereto.

8.2 ELIGIBILITY UNDER SECTION 338(h)(10). Zapata represents that it filed a consolidated federal income tax return with Protein for the taxable year immediately preceding the current taxable year and that Zapata is eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to Protein.

8.3 TAX ELECTION. All material elections with respect to taxes affecting Protein as of the date hereof are set forth in Schedule 8.3. After the date hereof, no election with respect to taxes affecting Protein will be made without the written consent of Buyer.

8.4 ELECTION UNDER SECTION 338(h)(10). Buyer shall have the option to make the election prescribed by Section 338(g) of the Code (and any comparable election under state, local or foreign tax law) with respect to Protein. Upon Buyer's written request to Zapata, Buyer and Zapata shall make an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of Protein by Buyer. Buyer and Zapata shall cooperate fully with each other in the making of such election. In particular, and not by way of limitation, in order to effect such election, on or prior to the Closing Date, Buyer and Zapata shall jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury regulations.

8.5 PURCHASE PRICE ALLOCATION. If an election is made under Section 338 of the Code, the Purchase Price shall be allocated among the purchased assets in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder. If such an election is made, the allocation of the fair market values of the purchased assets shall be set forth in Schedule 8.5, which shall be attached hereto at Closing, and both Zapata and Buyer agree to file returns in a manner consistent therewith.

                                9. MISCELLANEOUS

9.1  EXPENSES

       Each of the parties hereto agrees to pay all of its own expenses (including without limitation fees of attorneys and accountants) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, whether or not the transactions contemplated hereby are consummated.

9.2  NOTICES

       Any notice, request, instruction or other document deemed by either of the parties to be necessary or desirable to be given to the other party shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, return receipt requested, or when delivered in person or upon receipt of confirmation of receipt of a telegram or facsimile transmission by the intended party, at the following addresses:

       If to Zapata:          Zapata Corporation
                              One Riverway, Suite 2200
                              P.O. Box 4240
                              Houston, Texas  77210-4240
                              Attention:  Chief Financial Officer
                              Fax No. (713) 940-6111

       With a copy to:        Zapata Corporation
                              One Riverway, Suite 2200
                              P.O. Box 4240
                              Houston, Texas  77210-4240
                              Attention:  General Counsel
                              Fax No. (713) 940-6111

       If to Buyer:           ZP Acquisition Corp.
                              c/o William H. Murphy & Co., Inc.
                              2200 Post Oak Blvd., Suite 514
                              Houston, Texas 77056
                              Attention: President
                              Fax No. (713) 965-9497

       With a copy to:        Mr. James J. Spring, III
                              Chamberlain, Hrdlicka, White, Williams
                               & Martin
                              1200 Smith Street, Suite 1400
                              Houston, Texas 77002
                              Fax No. (713) 658-2553

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.

9.3  ENTIRE AGREEMENT

       This Agreement, together with the Schedules hereto and the confidentiality agreement between the parties, contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter hereof. No oral misunderstandings, statements, promises or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants or conditions, express or implied, other than as set forth herein and in the aforementioned confidentiality agreement, have been made by the parties hereto.

9.4  WAIVER AND MODIFICATION

       Any of the terms and conditions of this Agreement may be waived at any time prior to Closing by the party entitled to the benefit thereof, provided that such waiver shall be in writing and signed on behalf of the party granting the waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement.

9.5  SCHEDULES AND HEADINGS

       Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on all other Schedules to this Agreement to the extent that it should have been disclosed on such other Schedule. Unless the context otherwise requires, the inclusion of any specific item in any Schedule hereto is not meant to imply that the item so included or any other item is or is not material, and no party shall use the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter is not described herein or on a Schedule hereto is or is not material for purposes hereof. The section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

9.6  SEVERABILITY

       The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity or the balance of this Agreement.

9.7  FINDER'S AND RELATED FEES

       Each of the parties hereto is responsible for, and shall indemnify and hold the other harmless from and against, any agreements made or acts committed by it which would entitle any third party to a fee, commission, bonus or other remuneration as a result of this Agreement or the transactions contemplated hereby.

9.8  GOVERNING LAW

       This Agreement has been negotiated and executed in the State of Texas and shall be construed and enforced in accordance with the laws of such state without giving effect to any principles of conflicts of laws.

9.9  ARBITRATION

       9.9(a) All disputes, differences or questions arising out of or relating to this Agreement (including, without limitation, those as to the validity, interpretation, breach, violation or termination thereof) shall, at the written request of either party, be finally determined and settled pursuant to arbitration in Houston, Texas, by three arbitrators, one to be appointed by Buyer, and one by Zapata, and a neutral arbitrator to be appointed by such two-party appointed arbitrators. The neutral arbitrator shall be an attorney and shall act as chairman. Should (i) either party fail to appoint an arbitrator as hereinabove contemplated within ten (10) days after the party not requesting arbitration has received such written request, or (ii) the two arbitrators appointed by or on behalf of the parties as contemplated in this Section 9.9 fail to appoint a neutral arbitrator as hereinabove contemplated within ten (10) days after the date of the appointment of the last arbitrator appointed by or on behalf of the parties, then any person sitting as Judge of the United States District Court for the Southern District of Texas, Houston Division, upon application of Zapata or of Buyer, shall appoint an arbitrator to fill such position with the same force and effect as though such arbitrator had been appointed as hereinabove contemplated.

       9.9(b) The arbitration proceeding shall be conducted in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. A determination, award or other section shall be considered the valid action of the arbitrators if supported by the affirmative vote of two or three of the three arbitrators. The costs of arbitration (exclusive of attending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall be shared equally by Zapata and Buyer. The arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

9.10  BINDING EFFECT; ASSIGNMENT

       This Agreement shall inure to the benefit of and be binding upon the parties hereto. Except as otherwise expressly provided for herein, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person other than the parties hereto, including without limitation any shareholder of either Buyer or Zapata. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party. No such assignment shall release a party of any of its obligations under this Agreement unless the other party hereto shall have consented to such assignment in writing.

9.11  EXECUTION OF ADDITIONAL DOCUMENTS

       Each party hereto shall make, execute, acknowledge and deliver such other instruments and documents and take all such other actions as may be reasonably required to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

9.12 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase "made available" in this Agreement shall mean that the information referred to have been made available if requested by the party to whom such information is to be made available. Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. When the context so requires in this Agreement, the masculine gender includes the feminine and/or neuter. Any representations and warranties of Zapata that are qualified by the phrase "to the best knowledge of Zapata" or phrases with similar wording shall be interpreted to refer to the knowledge, after reasonable investigation, of Messrs. Malcolm I. Glazer, Lamar C. McIntyre, Joseph L. von Rosenberg, Kenneth W. Robichau, Mark H. Frank, Sharon M. Brunner and Robert A. Gardiner.

9.13  COUNTERPARTS

       This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

       WHEREFORE, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                              ZAPATA CORPORATION


                                              By:  /s/ Lamar C. McIntyre
                                                 -----------------------------
                                              Name:  Lamar C. McIntyre
                                                   ---------------------------
                                              Title:  V.P. Treas. & CFO
                                                    --------------------------

                                              ZP ACQUISITION CORP.


                                              By:  /s/ Joseph D. Oliver
                                                 -----------------------------
                                                 Name: Joseph D. Oliver
                                                      ------------------------
                                                 Title: Vice President
                                                       -----------------------

       Codepa, Ltd. Financing Facility, a Massachusetts Business Trust, hereby fully and unconditionally guarantees the performance by the Buyer of all obligations, covenants and agreements of Buyer to be performed before or at the Closing, pursuant to the terms of the Agreement set forth above.

                                             CODEPA, LTD. FINANCING FACILITY,
                                             a Massachusetts Business Trust


                                             By:
                                                ------------------------------
                                                Name:
                                                     -------------------------
                                                Title:  Trustee